Exhibit 99.1

Date: October 31, 2023	CorVel Corporation
5128 Apache Plume Road
Suite 400
Fort Worth, TX 76109

FOR IMMEDIATE RELEASE	Contact: Melissa Storan
Phone: 949-851-1473
www.corvel.com

CorVel Announces Revenues and Earnings

FORT WORTH, Texas, October 31, 2023 — CorVel Corporation (NASDAQ: CRVL) announced the results for the quarter ended September 30, 2023. Revenues for the quarter were $196 million, an increase from $177 million in the same quarter of the previous year. Earnings per share for the quarter were $1.15, compared to $0.83 in the same quarter of the prior year.

Revenues for the six months ended September 30, 2023 were $386 million, compared to $354 million for the six months ended September 30, 2022. Earnings per share for the six months ended September 30, 2023 were $2.29, compared to $1.77 for the six months ended September 30, 2022.

The September quarter reflects balanced growth in Network Solutions and Patient Management business. CERIS, focused on the commercial health Payment Integrity market, experienced continued maturation of the new services added within the last year and workflow optimization within specific service lines. Increasing momentum is expected over the next several quarters as transaction volume increases and additional components of new Payment Integrity services are optimized.

Additionally, the Company experienced robust growth by adding services for existing partners and new bookings. Ongoing investments in technology, operational excellence, and quality of service are being well received in the market.

In the payables market, developments were made in both the revenue cycle management arm, Symbeo, and the treasury services department. At Symbeo, hyperautomation, a combination of AI, machine learning, and robotic process automation technologies, presents an expanded opportunity in the market. By using Symbeo’s payable solutions, partners receive the benefits of touchless digital invoices, AI enabled optical character recognition, a machine learning Document Classification model, configurable AP rules, and standard ERP integrations via Robotic Process Automation which provides faster invoice cycle times, lower total cost of ownership, and an enhanced user experience.

In the treasury services department, the Company has endeavored to provide convenience and flexibility with a variety of payment options including checks, ACH, and credit cards. Most recently, the CorVel Connected online payment portals were expanded to facilitate access for claimants and customers. The online portals provide a secure interface to upload, review, update, and manage data.

About CorVel

CorVel Corporation applies technology including artificial intelligence, machine learning and natural language processing to enhance the managing of episodes of care and the related health care costs. We partner with employers, third-party administrators, insurance companies and government agencies in managing workers’ compensation and health, auto and liability services. Our diverse suite of solutions combines our integrated technologies with a human touch. CorVel's customized services, delivered locally, are backed by a national team to support clients as well as their customers and patients.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on the Company’s current expectations, estimates and projections about the Company, management’s beliefs, and certain assumptions made by the Company, and events beyond the Company’s control, all of which are subject to change. Such forward-looking statements include, but are not limited to, statements relating to our commercial health-focused operation, improved productivity resulting from automation and augmentation across enterprise business systems. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause the Company’s actual results to differ materially and adversely from those expressed in any forward-looking statement, including the risk that the impact of the COVID-19 pandemic on our business, results of operations and financial condition is greater than our initial assessment.

The risks and uncertainties referred to above include but are not limited to factors described in this press release and the Company’s filings with the Securities and Exchange Commission, including but not limited to “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended March 31, 2023 and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2023. The forward-looking statements in this press release speak only as of the date they are made. The Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

CorVel Corporation

Quarterly Results – Income Statement

Quarters and Six months Ended September 30, 2023 (unaudited) and September 30, 2022 (unaudited)

Quarter Ended	September 30, 2023	September 30, 2022
Revenues	$195,522,000	$177,426,000
Cost of revenues	151,270,000	141,332,000
Gross profit	44,252,000	36,094,000
General and administrative	19,538,000	17,549,000
Income from operations	24,714,000	18,545,000
Income tax provision	4,816,000	3,889,000
Net income	$19,898,000	$14,656,000
Earnings Per Share:
Basic	$1.16	$0.84
Diluted	$1.15	$0.83
Weighted Shares
Basic	17,123,000	17,386,000
Diluted	17,346,000	17,650,000

Six Months Ended	September 30, 2023	September 30, 2022
Revenues	$385,775,000	$353,733,000
Cost of revenues	299,644,000	277,770,000
Gross profit	86,131,000	75,963,000
General and administrative	35,989,000	36,219,000
Income from operations	50,142,000	39,744,000
Income tax provision	10,439,000	8,397,000
Net income	$39,703,000	$31,347,000
Earnings Per Share:
Basic	$2.32	$1.80
Diluted	$2.29	$1.77
Weighted Shares
Basic	17,133,000	17,446,000
Diluted	17,365,000	17,726,000

CorVel Corporation

Quarterly Results – Condensed Balance Sheet

September 30, 2023 (unaudited) and March 31, 2023

	September 30, 2023	March 31, 2023
Cash	$91,749,000	$71,329,000
Customer deposits	90,127,000	80,022,000
Accounts receivable, net	86,937,000	81,034,000
Prepaid taxes and expenses	13,062,000	11,385,000
Property, net	84,939,000	82,770,000
Goodwill and other assets	40,129,000	39,662,000
Right-of-use asset, net	27,174,000	27,721,000
Total	$434,117,000	$393,923,000
Accounts and taxes payable	$15,356,000	$15,309,000
Accrued liabilities	171,143,000	152,578,000
Long-term lease liabilities	25,049,000	23,860,000
Paid-in capital	226,598,000	218,703,000
Treasury stock	(775,400,000)	(748,195,000)
Retained earnings	771,371,000	731,668,000
Total	$434,117,000	$393,923,000